Exhibit 99.1

Severn Bancorp, Inc.

For Immediate Release	Contact: Vance Adkins Chief Financial Officer Email: vadkins@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Announces First Quarter Earnings

Annapolis, MD, April 23, 2021 (PRNewswire) – Severn Bancorp, Inc. (the Company) (NASDAQ: SVBI), the parent company of Severn Bank (the Bank), reported net income of $3.9 million for the first quarter ended March 31, 2021 compared to $565 thousand for the first quarter of 2020. Earnings per share on a fully diluted basis were $0.30 compared to $0.04 for the quarters ended March 31, 2021 and 2020, respectively.

Reaction to COVID-19

Protocols remain in place for employees and customers concerning the impact of the COVID-19 pandemic.  They include remote working, social distancing, wearing masks, appointment-only branch banking, and following other protocols that are designed to avoid COVID-19 exposure.

Our management team remains focused on assessing the risks in our loan portfolio and working with customers to minimize losses. The Company has also continued to participate in the SBA Paycheck Protection Program (PPP) to assist our business customers.

“The Company started 2021 with robust earnings.  Residential mortgage lending remained strong and asset quality also was very good, which resulted in a reversal of $750,000 from the allowance for loan and lease losses, after contributing that same amount during the first quarter of 2020,” said Alan J. Hyatt, President and Chief Executive Officer.  “Severn continues to grow local banking relationships as it prepares to join forces with Shore United Bank, anticipated to happen later this year,” Mr. Hyatt said.

Income Statement

Net interest income in the first quarter 2021 increased $903 thousand or 13% to $7.7 million compared to $6.8 million for the first quarter of 2020. The year over year increase in net interest income was driven by a significant reduction in interest expense from lower deposit rates and less reliance on borrowings.

The Company recorded a reversal of provision of $(750) thousand for the first quarter ended March 31, 2021 compared to a provision of $750 thousand for the first quarter of 2020. The ratio of the allowance for loan losses to gross loans was 1.31% at March 31, 2021 compared to 1.35% at December 31, 2020 and 1.25% at March 31, 2020. Excluding PPP loans, the ratio of the allowance for loan losses to gross loans was 1.40% at March 31, 2021 compared to 1.42% at December 31, 2020. The primary drivers of a slight improvement in certain metrics underlying our qualitative factor adjustments and continued strong asset quality metrics. The reversal of provision in the first quarter of 2021 and the decline in the balance of the allowance for loan losses as compared to year end 2020 was also attributable to a decline in total loans, net of PPP loans, which are excluded from the allowance due to their underlying guarantees.

Noninterest income in the first quarter of 2021 increased $2.7 million or 90% to $5.8 million compared to $3.0 million for the first quarter of 2020. Growth in mortgage banking production contributed significantly to the increase in noninterest income.

Noninterest expense in the first quarter of 2021 increased $554 thousand or 7% to $8.8 million compared to $8.3 million for the first quarter of 2020. The largest increase was attributable to higher commissions paid to mortgage loan officers from increased production.

Balance Sheet

Total assets increased $160 million to $1.1 billion at March 31, 2021 from $953 million at December 31, 2020. The increase in assets was primarily in federal funds and interest bearing deposits in other banks as well an increased bond portfolio and higher loans held for sale. Deposits also increased by $158 million from December 31, 2020. The increase in deposits was primarily the result of short term, medical-use cannabis related funds that account holders maintain at the Bank prior to pursuing other longer term investment opportunities. Management is aware of the short term nature of certain medical-use cannabis related deposits and offset those funds by maintaining short term liquidity to meet any deposit outflows.

About Severn Bank

Founded in 1946, Severn Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It offers seven branches located in Annapolis, Edgewater, Severna Park, Lothian/Wayson’s Corner, Crofton, and Glen Burnie, Maryland. The Bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn Bank is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition, the rapidly changing uncertainties related to the Covid-19 pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Severn Bancorp, Inc.

Consolidated Income Statement

(dollars in thousands, except per share data)

(Unaudited)

Quarterly income statement results:	Three Months Ended March 31,
	2021	2020	$ Change	% Change

Interest Income

Interest on loans	$8,244	$8,338	$(94)	-1%
Interest on securities	292	219	73	33%
Other interest income	73	359	(286)	-80%

Total interest income	8,609	8,916	(307)	-3%

Interest Expense

Interest on deposits	784	1,797	(1,013)	-56%
Interest on long term borrowings	167	364	(197)	-54%

Total interest expense	951	2,161	(1,210)	-56%

Net interest income	7,658	6,755	903	13%

Provision for (reversal of) loan losses	(750)	750	(1,500)	-200%

Net interest income after provision for (reversal of) loan losses	8,408	6,005	2,403	40%

Noninterest Income

Mortgage-banking revenue	4,396	1,634	2,762	169%
Real Estate Commissions	161	310	(149)	-48%
Real Estate Management Income	0	165	(165)	-100%
Other noninterest income	1,202	916	286	31%

Total noninterest income	5,759	3,025	2,734	90%

Net interest income plus noninterest income after provision for (reversal of) loan losses	14,167	9,030	5,137	57%

Noninterest Expense

Compensation and related expenses	6,222	5,461	761	14%
Net Occupancy & Depreciation	471	518	(47)	-9%
Net Costs of Foreclosed Real Estate	2	74	(72)	-97%
Other	2,111	2,199	(88)	-4%

Total noninterest expense	8,806	8,252	554	7%

Income before income tax provision	5,361	778	4,583	589%

Income tax provision	1,450	213	1,237	581%

Net income	$3,911	$565	$3,346	592%

Severn Bancorp, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	March 31, 2021	December 31, 2020	$ Change	% Change
Balance Sheet Data:

ASSETS
Cash	$6,248	$4,819	$1,429	30%
Federal funds and interest bearing deposits in other banks	250,847	151,790	99,057	65%
Certificates of deposit held as investment	3,330	3,580	(250)	-7%
Investment securities available for sale, at fair value	132,698	65,098	67,600	104%
Investment securities held to maturity	14,516	15,943	(1,427)	-9%
Loans held for sale, at fair value	50,124	36,299	13,825	38%
Loans receivable	621,512	642,882	(21,370)	-3%
Allowance for loan losses	(8,135)	(8,670)	535	-6%
Accrued interest receivable	2,439	2,576	(137)	-5%
Foreclosed real estate, net	1,010	1,010	-	0%
Premises and equipment, net	20,653	20,940	(287)	-1%
Restricted stock investments	970	1,236	(266)	-22%
Bank owned life insurance	5,550	5,517	33	1%
Deferred income taxes, net	882	1,145	(263)	-23%
Prepaid expenses and other assets	10,325	8,388	1,937	23%

Total Assets	$1,112,969	$952,553	$160,416	17%

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits	$964,096	$806,456	$157,640	20%
Borrowings	10,000	10,000	-	0%
Subordinated debentures	20,619	20,619	-	0%
Accounts payable and accrued expenses	7,181	5,831	1,350	23%

Total Liabilities	1,001,896	842,906	158,990	19%

Common stock	129	128	1	1%
Additional paid-in capital	66,359	66,251	108	0%
Retained earnings	46,485	43,216	3,269	8%
Accumulated comprehensive income (loss)	(1,900)	52	(1,952)	-3,750%

Total Stockholders’ Equity	111,073	109,647	1,426	1%

Total Liabilities and Stockholders’ Equity	$1,112,969	$952,553	$160,416	17%

Severn Bancorp, Inc.

Selected Financial Data

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Per Share Data:
Basic earnings per share	$0.30	$0.04
Diluted earnings per share	$0.30	$0.04
Average basic shares outstanding	12,847,418	12,812,642
Average diluted shares outstanding	12,901,485	12,850,141

Performance Ratios:
Return on average assets	1.52%	0.27%
Return on average equity	14.42%	2.11%
Net interest margin	3.08%	3.38%
Efficiency ratio*	65.61%	83.62%

	March 31, 2021	December 31, 2020
Asset Quality Data:
Non-accrual loans	$1,283	$4,380
Foreclosed real estate	$1,010	$1,010
Total non-performing assets	$2,293	$5,390
Total non-accrual loans to total loans	0.21%	0.68%
Total non-accrual loans to total assets	0.12%	0.46%
Allowance for loan losses	$8,135	$8,670
Allowance for loan losses to total loans	1.31%	1.35%
Allowance for loan losses to loans, net of PPP loans	1.40%	1.42%
Allowance for loan losses to total non-accrual loans	634.1%	197.9%
Total non-performing assets to total assets	0.21%	0.57%
Non-accrual troubled debt restructurings (included above)	$159	$163
Performing troubled debt restructurings	$6,411	$6,589
Loan to deposit ratio	64.5%	79.7%
*	This non-GAAP financial measure is calculated as noninterest expenses less OREO expenses divided by net interest income plus noninterest income